EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-135114 and 333-135093) and Form S-8 (333-145272, 333-128909, 333-115482, 333-60666, 333-53114 and 333-80167) of Popular, Inc. of our report dated February 28, 2007, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Notes 10 and 30, for which the date is October 3, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
October 3, 2007